Exhibit 99
News Release

COMMUNITY BANK SYSTEM, INC. 5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121

COMMUNITY BANK SYSTEM REPORTS

HIGHER FOURTH QUARTER AND FULL-YEAR EARNINGS

SYRACUSE, N.Y. — January 17, 2008 — Community Bank System, Inc. (NYSE: CBU) generated quarterly net income of $11.8 million, or $0.39 per share, in the fourth quarter of 2007, $0.12 per share, or 44% higher than the $0.27 per share reported in the fourth quarter of 2006. The 2007 results include a $9.9 million pretax charge ($0.20 per share) related to the early redemption of $25 million of variable-rate, trust preferred obligations, as well as the refinance of $150 million of Federal Home Loan Bank advances into lower cost instruments. Fourth quarter 2007 results also included a $6.9 million benefit ($0.23 per share) related to settlement of certain previously unrecognized tax positions. Last year’s fourth quarter results included a $2.4 million charge related to the early redemption of $30 million of fixed rate, trust preferred obligations ($0.05 per share). Solid loan growth, continued expansion of non-interest income sources, an improved net interest margin, and strong asset quality resulted in the improved quarterly results.

Full-year 2007 earnings of $42.9 million, or $1.42 per share, were 12% above 2006’s reported earnings of $38.4 million, or $1.26 per share. For the year, 8% growth in average earning assets more than offset a 27-basis point decline in net interest margin, producing higher net interest income. Non-interest income from banking services grew 14% over 2006, a product of the Company’s continuing focus on growing core account relationships. Wealth management revenues improved 12% over 2006, the majority of which was organic growth. The Company’s benefit plan administration and consulting business grew by 49% in 2007, which included 20% organic growth. The company’s strong asset quality throughout 2007 enabled it to reduce the provision for loan losses by $4.6 million compared with 2006, consistent with a 57% decline in net charge-offs for the year.

“Our company produced another solid quarter and year by remaining true to our business model, through challenging market conditions,” said President and Chief Executive Officer Mark E. Tryniski. “Our full-year performance included organic and acquired balance sheet growth, double-digit growth in non-interest income revenues, continued improvements in asset quality, and expansion of net interest income. We completed two high-value acquisitions adding Hand Benefits & Trust in May, and Tupper Lake National Bank in June. Lastly, we increased our quarterly dividend by 5% in August, underscoring our confidence in our long-term strategies and our commitment to providing growing shareholder returns.”

Fourth quarter net interest income of $35.0 million was 2% above the third quarter, and 4% over the fourth quarter of 2006. The current quarter’s net interest margin was 3.63%, a seven basis point improvement from the third quarter, reflective of a lower cost of funds. Full-year net interest income was up 1%, over 2006, despite a lower net interest margin, that was adversely impacted by higher funding costs in 2007.

Fourth quarter non-interest income (excluding securities losses and debt extinguishment charges) increased $4.1 million, or 31.3% over the same period last year. The company’s employee benefits administration and consulting business posted a 60% increase in revenues over the fourth quarter 2006, a result of the Hand Benefits & Trust acquisition completed in May, as well as 16% organic growth generated from new clients and enhanced product offerings to both new and existing customers. Banking non-interest income improved 20% over fourth quarter 2006, a result of new and expanded account relationships and growing debit card-related revenues. Wealth management services increased 25% over 2006’s fourth quarter on the strength of improvements in the company’s broker-dealer operation, and additional insurance agency revenues. Full-year 2007 non-interest income (excluding securities losses and debt extinguishment charges) of $63.3 million was up 22% from the prior year’s level, with balanced growth from both organic and acquired sources.

Quarterly operating expenses of $37.3 million increased 14% over the fourth quarter of 2006 and full-year operating expenses of $142 million were up 12% over last year. A large majority of the growth in both periods was due to the four acquisitions completed in 2006 and 2007, as well as higher business development and volume-based processing costs.

The company recorded two transactions which significantly impacted the fourth quarter 2007 effective tax rate. Upon settlement of open tax years with certain taxing authorities, the company recorded $6.9 million of previously unrecognized tax benefits. Additionally, the company restructured debt during the fourth quarter and recorded a pretax charge of $9.9 million. This restructuring charge significantly reduced pretax net income, and caused the proportion of tax-exempt income to total income to increase. The increase in this ratio, combined with the benefit of previously unrecognized tax positions caused the company’s effective tax rate to decrease to 5.1% for the full-year 2007.

Financial Position

Average earning assets of $4.2 billion for the fourth quarter were up slightly from the third quarter of 2007, and included $26 million of organic loan growth, $12 million of additional nontaxable investment securities, and a $34 million reduction in taxable investment securities, principally short-term cash equivalents. Compared to the fourth quarter of 2006, average earning assets increased $254.3 million, comprised of organic and acquired loan growth of $133.2 million, as well as $121.1 million of additional investment securities. Average deposits for the fourth quarter declined $77 million from the third quarter, a result of the company’s objective of lowering its overall funding costs by reducing higher cost time deposits, and focus on expanding core account relationships. Borrowings ended the quarter at just over $800 million, a slight reduction from the end of the third quarter, and $154 million higher than the end of 2006. In late December the company restructured $150 million of its fixed rate FHLB advances, replacing them with lower cost instruments with similar remaining duration, and incurred a $7.8 million pre-tax charge. In addition, the company notified the trustee of one of its variable rate, trust-preferred issuances of its intent to early redeem $25 million of those securities in January 2008, thereby incurring a $2.1 million charge related to early termination, as well as the write off of certain unamortized issuance costs. The impact of these restructuring strategies will improve the company’s net interest margin by nearly ten basis points in 2008.

Mr. Tryniski added, “During the quarter we produced growth across all lending lines. We remain free of exposure to the well-publicized mortgage lending crisis that has affected many of the nation’s larger urban markets, as we have no subprime or other higher-risk mortgage products within our real estate or investment portfolios. Our mortgage delinquency ratio of 1.04% is significantly below the industry-wide ratio which is in excess of 5%. Our commercial lending portfolio grew by $12.4 million during the fourth quarter and we remain committed to building upon this momentum. During this period of modest asset growth within our industry, we are taking the opportunity to strengthen our commercial services’ delivery process and commit additional resources to this important line of business.”

Asset Quality

The company’s asset quality metrics remained excellent, with non-performing loan and charge-off ratios remaining at the historically low levels achieved in recent quarters.

Current quarter provision for loan losses of $0.9 million was $0.4 million higher than the third quarter of 2007, reflecting a slightly higher level of charge-offs. On a full-year basis, the provision for loan losses was $4.6 million lower than the 2006 provision, reflective of the company’s lowest level of charge-offs and nonperforming loans in many years.

Net charge-offs in the fourth quarter were $0.9 million, compared to $1.4 million in the fourth quarter of 2006. Full-year net charge-offs of $2.6 million were $3.4 million below 2006’s charge-offs of $6.1 million. The full-year net charge-off ratio of 0.10% was 14 basis points favorable to the 0.24% experienced in 2006.

Nonperforming loans as a percentage of total loans at December 31, 2007 were 0.32%, down 0.02% from the end of September. This was a significant improvement in comparison to the already favorable average of 0.47% experienced over the prior eight quarters. The delinquency ratio remained consistent with third quarter 2007 at 1.10%, and meaningfully improved from 1.33% at December 31, 2006. Nonperforming assets to total assets improved to 0.21%, from the already favorable 0.22% level of the previous quarter, and 0.32% one year ago. These excellent asset quality metrics illustrate the continued effectiveness of the company’s disciplined risk management and underwriting standards.

Dividend Increase

In August, the company’s Board of Directors declared a 5.0% increase in its quarterly cash dividend to $0.21 per share of common stock. Mr. Tryniski commented, “We were very pleased to provide shareholders with our 13th dividend increase in the last 14 years. We are also pleased to remain a member of Mergent, Inc.’s ‘Dividend Achievers Index,’ as one of only 319 companies which have raised their annual dividend for at least 10 consecutive years, out of more than 10,000 U.S. publicly traded companies. This underscores our commitment to steady, long-term shareholder returns, as well as our ability to consistently generate solid earnings and cash flows, regardless of the economic or industry-specific operating environment.”

Stock Repurchases

During the fourth quarter of 2007 the company purchased 85,000 common shares at an aggregate cost of approximately $1.69 million. These purchases were made under the previously announced share repurchase programs authorized in December 2006, and bring the full-year total to 611,650 shares at an aggregate cost of $12.0 million. At December 31, 2007, there were 0.94 million remaining shares available for repurchase under these programs.

Conference Call Scheduled

A conference call will be held with company management at 11:00 a.m. (ET) on Friday, January 18, 2008, to discuss the above results at 1-866-812-6491. An audio recording will be available one hour after the call until March 31, 2008, and may be accessed at 1-888-284-7564 (access code 227252). Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=44792.

This webcast will be archived on this site for one full year and may be accessed at any point during this time at no cost. This earnings release, including supporting financial tables, is available within the Investor Relations / News & Media section of the company’s website at: http://www.communitybankna.com.

Community Bank System is based in DeWitt, N.Y., with $4.7 billion in assets and 140 customer facilities across Upstate New York, where it operates as Community Bank, N.A., and Northeastern Pennsylvania, where it is known as First Liberty Bank & Trust. Its other subsidiaries include: BPAS, an employee benefits administration and consulting firm with offices in Upstate New York, Pittsburgh, and Houston; the CBNA Insurance Agency, with offices in three northern New York communities; Community Investment Services, a broker-dealer delivering financial products throughout the company’s branch network; and Nottingham Advisors, a wealth management and advisory firm with offices in Buffalo, N.Y., and North Palm Beach, Fla. For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

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Summary of Financial Data
(Dollars in thousands, expect per share data)
	Quarter Ended		Year Ended
	December 31,		December 31,

	2007	2006	2007	2006

Earnings

Loan income	$47,938	$45,543	$186,784	$167,113
Investment Income	17,879	16,057	69,453	64,788
Total interest income	65,817	61,600	256,237	231,901
Interest Expense	30,828	27,877	120,263	97,092
Net interest income	34,989	33,723	135,974	134,809
Provision for loan losses	880	1,410	2,004	6,585
Net interest income after provision for loan losses	34,109	32,313	133,970	128,224
Deposit service fees	8,828	7,347	32,012	28,348
Other banking services	676	564	3,284	2,730
Trust, investment and asset management fees	2,210	1,765	8,264	7,396
Benefit plan administration, consulting and actuarial fees	5,453	3,398	19,700	13,205
Debt extinguishment charges and investment securities losses, net	(9,950)	(2,403)	(9,974)	(2,403)
Total noninterest income	7,217	10,671	53,286	49,276
Salaries and employee benefits	20,062	17,473	75,714	67,421
Professional fees	1,383	1,083	4,987	4,593
Occupancy and equipment and furniture	4,872	4,331	18,961	17,884
Amortization of intangible assets	1,544	1,525	6,269	6,027
Other	9,388	8,134	35,761	30,949
Acquisition expenses	9	174	382	329
Total operating expenses	37,258	32,720	142,074	127,203
Income before income taxes	4,068	10,264	45,182	50,297
Income taxes	(7,779)	2,112	2,291	11,920
Net income	$11,847	$8,152	$42,891	$38,377
Basic earnings per share	$0.40	$0.27	$1.43	$1.28
Diluted earnings per share	$0.39	$0.27	$1.42	$1.26

Summary of Financial Data
(Dollars in thousands, except per share data)
	2007				2006
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Earnings
Loan income	$47,938	$47,821	$46,090	$44,935	$45,543
Investment Income	17,879	17,785	17,166	16,623	16,057
Total interest income	65,817	65,606	63,256	61,558	61,600
Interest Expense	30,828	31,326	29,918	28,191	27,877
Net interest income	34,989	34,280	33,338	33,367	33,723
Provision for loan losses	880	510	414	200	1,410
Net interest income after provision for loan losses	34,109	33,770	32,924	33,167	32,313
Deposit service fees	8,828	8,382	7,825	6,977	7,347
Other banking services	676	1,512	425	670	564
Trust, investment and asset management fees	2,210	2,185	2,009	1,860	1,765
Benefit plan administration, consulting and actuarial fees	5,453	5,509	4,767	3,972	3,398
Debt extinguishment charges and investment securities losses, net	(9,950)	(16)	(8)	0	(2,403)
Total noninterest income	7,217	17,572	15,018	13,479	10,671
Salaries and employee benefits	20,062	19,086	18,280	18,286	17,473
Professional fees	1,383	1,365	1,054	1,185	1,083
Occupancy and equipment and furniture	4,872	4,883	4,557	4,649	4,331
Amortization of intangible assets	1,544	1,629	1,581	1,515	1,525
Other	9,388	9,703	8,495	8,175	8,134
Acquisition expenses	9	99	165	109	174
Total operating expenses	37,258	36,765	34,132	33,919	32,720
Income before income taxes	4,068	14,577	13,810	12,727	10,264
Income taxes	(7,779)	3,548	3,451	3,071	2,112
Net income	$11,847	$11,029	$10,359	$9,656	$8,152
Basic earnings per share	$0.40	$0.37	$0.34	$0.32	$0.27
Diluted earnings per share	$0.39	$0.37	$0.34	$0.32	$0.27
Profitability
Return on assets	1.00%	0.94%	0.92%	0.88%	0.73%
Return on equity	9.95%	9.47%	8.92%	8.43%	6.89%
Noninterest income/operating income (FTE) (2)	30.7%	31.7%	28.9%	26.6%	25.9%
Efficiency ratio (1)	63.9%	63.1%	62.2%	63.8%	61.4%
Components of Net Interest Margin (FTE)
Loan yield	6.81%	6.86%	6.84%	6.81%	6.80%
Investment yield	5.95%	5.82%	6.06%	6.11%	5.96%
Earning asset yield	6.52%	6.50%	6.58%	6.58%	6.52%
Interest-bearing deposit rate	2.85%	2.94%	2.96%	2.80%	2.70%
Short-term borrowing rate	4.13%	4.07%	4.20%	4.16%	3.91%
Long-term borrowing rate	5.74%	5.83%	5.58%	5.57%	5.80%
Cost of all interest-bearing funds	3.41%	3.47%	3.47%	3.37%	3.32%
Cost of funds (includes DDA)	2.94%	2.99%	2.99%	2.90%	2.84%
Net interest margin (FTE)	3.63%	3.56%	3.64%	3.74%	3.74%
Fully tax-equivalent adjustment	$3,687	$3,645	$3,722	$3,796	$3,743

Summary of Financial Data
(Dollars in thousands, except per share data)
	2007				2006

	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

Average Balances

Loans	$2,801,660	$2,775,337	$2,712,021	$2,684,566	$2,668,442
Taxable investment securities	937,652	971,828	885,361	843,857	797,541
Nontaxable investment securities	489,450	477,369	485,922	500,273	508,467
Total interest-earning assets	4,228,762	4,224,534	4,083,304	4,028,696	3,974,450
Total assets	4,700,525	4,679,318	4,536,348	4,469,244	4,423,468
Interest-bearing deposits	2,667,869	2,735,349	2,718,135	2,622,472	2,576,041
Short-term borrowings	406,902	307,090	154,799	159,444	160,262
Long-term borrowings	511,919	536,859	589,686	613,624	599,121
Total interest-bearing liabilities	3,586,690	3,579,298	3,462,620	3,395,540	3,335,424
Noninterest-bearing deposits	574,266	583,946	557,195	552,087	558,439
Shareholders’ equity	$472,295	$462,172	$465,652	$464,623	$469,127

Balance Sheet Data

Cash and cash equivalents	$130,823	$205,224	$242,410	$224,917	$232,032
Investment securities	1,390,721	1,433,930	1,219,360	1,317,554	1,229,271
Loans:
Consumer mortgage	977,553	969,567	948,430	914,909	912,505
Business lending	984,780	972,394	988,886	957,853	960,034
Consumer installment	858,722	849,949	829,860	809,472	829,019
Total loans	2,821,055	2,791,910	2,767,176	2,682,234	2,701,558
Allowance for loan losses	36,427	36,447	36,690	35,891	36,313
Intangible assets	256,216	256,766	258,110	244,598	246,136
Other assets	133,963	141,484	132,783	125,476	125,113
Total assets	4,696,351	4,792,867	4,583,149	4,558,888	4,497,797
Deposits	3,228,464	3,304,604	3,364,577	3,278,468	3,168,299
Borrowings	801,604	821,343	577,134	626,765	647,481
Subordinated debt held by unconsolidated subsidiary trusts	127,724	127,123	127,111	127,099	158,014
Other liabilities	60,494	71,455	54,703	59,659	62,475
Total liabilities	4,218,286	4,324,525	4,123,525	4,091,991	4,036,269
Shareholders’ equity	478,065	468,342	459,624	466,897	461,528
Total liabilities and shareholders’ equity	4,696,351	4,792,867	4,583,149	4,558,888	4,497,797
Assets under management or administration	$4,981,166	$4,806,665	$4,518,642	$3,296,238	$3,153,576

Capital

Tier 1 leverage ratio	7.77%	7.67%	7.90%	8.29%	8.81%
Tangible equity / tangible assets	5.00%	4.66%	4.66%	5.15%	5.07%
Diluted weighted average common shares O/S	30,006	30,078	30,396	30,547	30,454
Period end common shares outstanding	29,640	29,672	29,873	30,096	30,020
Cash dividends declared per common share	$0.21	$0.21	$0.20	$0.20	$0.20
Book value	16.13	15.78	15.39	15.51	15.37
Tangible book value	7.48	7.13	6.75	7.39	7.17
Common stock price (end of period)	19.87	19.52	20.02	20.92	23.00

Summary of Financial Data
(Dollars in thousands, except per share data)
	2007				2006

	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

Asset Quality

Nonaccrual loans	$8,267	$8,932	$9,191	$10,697	$11,382
Accruing loans 90+ days delinquent	622	451	779	1,914	1,207
Total nonperforming loans	8,889	9,383	9,970	12,611	12,589
Other real estate owned (OREO)	1,007	1,097	1,411	1,916	1,838
Total nonperforming assets	9,896	10,480	11,381	14,527	14,427
Net charge-offs	900	753	362	622	1,400
Loan loss allowance/loans outstanding	1.29%	1.31%	1.33%	1.34%	1.34%
Nonperforming loans/loans outstanding	0.32%	0.34%	0.36%	0.47%	0.47%
Loan loss allowance/nonperforming loans	410%	388%	368%	285%	288%
Net charge-offs/average loans	0.13%	0.11%	0.05%	0.09%	0.21%
Delinquent loans/ending loans	1.10%	1.10%	0.95%	1.02%	1.33%
Loan loss provision/net charge-offs	98%	68%	114%	32%	101%
Nonperforming assets/total assets	0.21%	0.22%	0.25%	0.32%	0.32%

(1) Excludes intangible amortization, acquisition expenses, special charges and gain (loss) on investment securities & debt extinguishment.
(2) Excludes gain (loss) on investment securities & debt extinguishment.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.